Exhibit 7.02

Execution Version

GUARANTEE

This GUARANTEE, dated as of December 4, 2015 (this “Guarantee”), by John C.K. Sham, President and Chief Executive Officer of Global-Tech Advanced Innovations Inc. (the “Guarantor”), in favor of Global-Tech Advanced Innovations Inc., a company with limited liability incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”).

1. GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among Timely Star Limited (“Parent”), Timely Merit Limited (“Merger Sub”) and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, as primary obligor and not merely as surety, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due and punctual payment, observance, performance and discharge of all of the obligations, covenants and agreements of Parent and Merger Sub to the Guaranteed Party under the Merger Agreement strictly in accordance therewith (the “Guaranteed Obligations”). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Guarantee.

If Parent fails to discharge any Guaranteed Obligations when due, then the Guarantor shall, on the Guaranteed Party’s demand, forthwith pay, observe, perform and discharge, or cause to be paid, observed, performed and discharged, all of the Guaranteed Obligations, free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except only for any offset, defense, claim or counterclaim of any kind which Parent is entitled to under the Merger Agreement, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to pay, observe, perform and discharge the Guaranteed Obligations, take any and all actions available hereunder to enforce the Guarantor’s obligations hereunder in respect of such Guaranteed Obligations.

In furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligations, regardless of whether any such action is brought against Parent or whether Parent is joined in any such action or actions.

2. NATURE OF GUARANTEE. Subject to Paragraph 1 above, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub (except in the case where this Guarantee is terminated in accordance with Section 8 hereof). Without limiting the foregoing, the Guaranteed

Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, this Guarantee shall continue to be effective or be reinstated, as the case may be, and the Guarantor shall remain liable hereunder as if such payment had not been made. This Guarantee is a guarantee of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also enter into any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement, without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or affecting the validity or enforceability of this Guarantee. The liability of the Guarantor under this Guarantee shall be absolute, irrevocable and unconditional irrespective of, and the Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (except in the case where this Guarantee is terminated in accordance with Section 8 hereof): (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or the Guarantor; ; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any extension, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) any change in the legal existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations, to or from this Guarantee, the Merger Agreement or any related agreement or document; (f) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise (other than defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement); (g) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (h) any change in the applicable Law of any jurisdiction; or (i) any present or future action of any Governmental Authority amending, varying, reducing or otherwise affecting or purporting to amend, vary, reduce or otherwise affect, any of the obligations of Parent or Merger Sub under the Merger Agreement or of the Guarantor under this Guarantee. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party; provided that to the extent any terms of the Merger Agreement limit the damages of Parent or Merger Sub or the payments due from them thereunder, such limit will also apply to the obligations of Guarantor hereunder. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement and all suretyship defenses generally (other than defenses to the payment of Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Guaranteed Party of this Guarantee). The Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection herewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, and the Guarantor shall not exercise any such rights unless and until the Guaranteed Obligations shall have been satisfied in full. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable by the Guarantor under this Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable by the Guarantor under this Guarantee, whether matured or unmatured, or to be held as collateral for Guaranteed Obligations thereafter arising.

Notwithstanding anything to the contrary contained in this Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantor shall have all defenses to the payment of his obligations under this Guarantee that would be available to Parent or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations.

4. NO WAIVER: CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person liable for any Guaranteed Obligations prior to proceeding against Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as matter of Law, of the Guaranteed Party. Nothing in this Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party.

5. REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a) he has the requisite power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee do not contravene any Law, order, decree, judgment or contractual restriction binding on the Guarantor or his assets;

(b) all consents or approvals of, or filings, declarations or registrations with, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made;

(c) assuming due execution and delivery of the Merger Agreement and this Guarantee by the Guaranteed Party, this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(d) he has the financial capacity to pay and perform his obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill his obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

The Guaranteed Party hereby represents and warrants that:

(a) it is a corporation, validly existing and in good standing under the Laws of the British Virgin Islands, it has the requisite corporate or other power and authority to execute, deliver and perform this Guarantee, and the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guaranteed Party’s memorandum and articles of association, or any Law, order, decree, judgment or contractual restriction applicable to or binding on the Guaranteed Party or its assets;

(b) all consents or approvals of, or filings, declarations or registrations with, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by the Guaranteed Party have been obtained or made; and

(c) assuming due execution and delivery of the Merger Agreement by all parties thereto and of this Guarantee by the Guarantor, this Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

6. NO ASSIGNMENT. The Guarantor may not assign his rights, interests or obligations hereunder, in whole or in part, to any other Person (whether by operation of Law or otherwise) without the prior written consent of the Guaranteed Party. Any purported assignment in violation of the provisions of this Guarantee shall be null and void ab initio.

7. NOTICES. All notices, requests, claims, demands and other communications under this Guarantee shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Guarantee), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

if to the Guarantor:

John C.K. Sham

Address: House 50, Cedar Drive, Redhill Penisula,

  18 Pak Pat Shan Road,

  Tai Tam, Hong Kong

with a copy (which shall not constitute notice) to:

Stephen Goldstein, Esq.

Address: 494 Eighth Avenue, Suite 1000

  New York, NY 10001

Facsimile: 1 646 349 2165

if to the Guaranteed Party:

Barry J. Buttifant

Address: 12/F., Kin Tech Industrial Building,

  26 Wong Chuk Hang Road,

  Aberdeen, Hong Kong

Facsimile: 852 2578 8562

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

Address: 45th Floor, Fortune Financial Center

5 Dong San Huan Zhong Lu

Chaoyang District, Beijing

Attention: Ling Huang/Denise Shiu

Facsimile: 86 10 5920 1090/ 86 10 5920 1080

8. CONTINUING GUARANTEE. Unless terminated pursuant to this Section 8, this Guarantee may not be revoked or terminated and shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, or anything express or implied in this Guarantee or otherwise, this Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Guarantee as of the earliest of: (a) the Effective Time, if the Closing is consummated and all amounts to be paid by Parent pursuant to the Merger Agreement are so paid; (b) termination of the Merger Agreement in accordance with its terms under circumstances where no Parent Termination Fee or any other amount is payable and (c) the twelve (12) month anniversary after the termination of the Merger Agreement in accordance with its terms under circumstances where the Parent Termination Fee would be payable (unless, in the case of clause (c) above, the Guaranteed Party shall have initiated a claim or proceeding against the Guarantor under and pursuant to this Guarantee prior to such termination, in which case this Guarantee shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof).

9. GOVERNING LAW; JURISDICTION. THIS GUARANTEE, THE RIGHTS OF THE PARTIES UNDER OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO ANY OF THE FOREGOING, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. Subject to the last sentence of this Section 9, any dispute, controversy or claim arising out of or relating to this Guarantee or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Guarantee) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Guarantee (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

10. COUNTERPARTS. This Guarantee may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood and agreed that delivery of a signed counterpart of this Guarantee by facsimile transmission or by email shall constitute valid and sufficient delivery thereof.

11. THIRD PARTY BENEFICIARIES. This Guarantee shall be binding upon, inure solely to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

12. MISCELLANEOUS.

(a) This Guarantee, the Merger Agreement, the Equity Commitment Letter and the Support Agreement: (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Guarantee, and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever. No amendment, modification or supplement of this Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor in connection with this Guarantee except as expressly set forth herein by the Guarantor. The Guarantor is not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Guarantee except as expressly set forth herein by the Guaranteed Party.

(b) If any term, provision, covenant or restriction of this Guarantee is held by a court of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Guarantee shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and Representatives not to assert, that this Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and will not affect the meaning or interpretation of this Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Guarantee.

(e) The Guarantor agrees to pay on demand all expenses (including fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor (A) asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, (B) fails to pay any of the Guaranteed Obligations in accordance with the terms of this Guarantee or (C) otherwise breaches any of his obligations under this Guarantee, and (ii) the Guaranteed Party prevails in such litigation or other proceeding; provided that in no event shall any such amount paid by the Guarantor under this Section 12(e) reduce in any way the Guarantor’s liability for the Guaranteed Obligations pursuant to Section 1. Should the Guaranteed Party commence any Action to enforce this Guarantee and the Guarantor prevails in such Action, the Guaranteed Party will pay on demand all expenses (including fees and expenses of counsel) incurred by the Guarantor in connection with such Action.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by him or his representative thereunto duly authorized.

John C.K. Sham

By:	/s/ John C.K. Sham

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IN WITNESS WHEREOF, the Guaranteed Party has caused this Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

Global-Tech Advanced Innovations Inc.

By:
Name:
Title:

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